Exhibit 10.1
RELEASE AGREEMENT
     THIS RELEASE AGREEMENT (this “Release Agreement”) is entered into between PRG-SCHULTZ INTERNATIONAL, INC., a Georgia corporation (the “Company”), and JAMES B. MCCURRY (“Executive”).
BACKGROUND:
     WHEREAS, Executive, the Company’s Chairman, Chief Executive Officer and President, has resigned effective as of the close of business on November 30, 2008; and
     WHEREAS, the Company and Executive desire to enter into this Release Agreement.
     NOW, THEREFORE, for and in consideration of the premises, the mutual promises, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree as follows:
     1. Consideration. This Release Agreement is entered into in consideration of the agreement by the Company to pay Executive a pro-rated portion of the 2008 annual incentive bonus Executive would have received had he remained employed until the time of payment of the bonus (the “Payment”). The amount of the Payment will equal the 2008 annual incentive bonus Executive would have received had he remained employed pursuant to the Amended and Restated Employment Agreement between the Company and Executive dated as of December 17, 2007 (the “Employment Agreement”) multiplied by a fraction, the numerator of which is the number of days in 2008 Executive was employed by the Company and the denominator of which is the number of days in 2008. The Company will make the Payment, net of applicable tax withholdings, on the first regularly scheduled bi-weekly payroll date immediately following the earlier of (i) six months after Executive’s “separation from service” from the Company within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) or (ii) Executive’s death.
     2. Release by Executive. Except as provided in paragraph 3, Executive, for himself and on behalf of his representatives (including his heirs, executors, administrators and assigns), hereby RELEASES and FULLY DISCHARGES the Company and its present and former parent companies and subsidiaries, and the officers, directors, employees, agents, successors and assigns of each of them (the “Released Parties”) from all claims, rights, and causes of action of all nature, known or unknown, which he has or may hereafter have, in any way arising out of, connected with or related to his employment with any of the Released Parties, and the resignation or termination thereof. This RELEASE shall include, but not be limited to, any cause of action based upon knowledge obtained by Executive during employment with the Company and any of the Released Parties and any claims and causes of action for Workers Compensation, medical fees and costs, pain and suffering, wrongful or constructive discharge, breach of contract, discrimination or retaliation under any applicable laws or regulations, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Family and Medical Leave Act, the Fair Labor Standards Act, the Americans with Disabilities Act, the Older Workers Benefits Protection Act (“OWBPA”) and the Age Discrimination in Employment Act

(the “ADEA”). This RELEASE shall also include all claims, rights and causes of action for costs, attorney’s fees or commissions which Executive may assert, or which may be asserted by third parties on Executive’s behalf, against the Company and any of the Released Parties. Executive agrees that he has not, and shall not, initiate any claim or cause of action, administrative or legal, related in any way to his employment with any of the Released Parties, the termination or resignation thereof, any injuries suffered or received during employment with any of the Released Parties, or that is otherwise included in or covered by this RELEASE, with the exceptions set forth in paragraph 3, including enforcing the terms of this Release Agreement, and subsequent receipt by Executive of the Payment specified above.
     3. Preserved Rights. The sole matters to which the release and covenants in paragraph 2 of this Release Agreement do not apply are: (i) Executive’s rights under the Employment Agreement to receive any base salary that has accrued through the termination of Executive’s employment that remains unpaid, any reimbursable expenses that Executive has incurred that remain unpaid, and any unexpired and unused paid time off that has accrued under the Company’s paid time-off policy through the termination of Executive’s employment and to which Executive is entitled to payment, all of which shall be paid in accordance with the Employment Agreement; (ii) Executive’s rights under this Release Agreement; (iii) Executive’s rights under the Indemnification Agreement, dated as of July 25, 2005 between the Company and Executive (the “Indemnification Agreement”), (iv) Executive’s rights under the Company’s 2006 Management Incentive Plan (the “MIP”) and Executive’s related performance unit agreement; (v) Executive’s rights of indemnification with regard to his service as an officer or director of any of the Released Parties, including as set forth in subparagraph 4(g) of the Employment Agreement and as set forth in the Indemnification Agreement; (vi) Executive’s rights under any D&O policy maintained by or for the benefit of the Released Parties or their respective employees, officers or directors at any time during or after the course of Executive’s employment with any of the Released Parties; (vii) Executive’s rights to contribution with regard to Executive’s service as an officer and director of the Released Parties; (viii) acts or omissions occurring or claims by Executive arising after the Effective Date; (ix) Executive’s rights to any vested accrued benefits under the Released Parties’ employee benefit plans or under COBRA; (x) any rights that Executive may have to assert an affirmative defense to a claim by the Released Parties; (xi) Executive’s rights as a shareholder of the Company; or (xii) any rights or obligations under applicable law that cannot be waived or released pursuant to an agreement (such rights under subclauses (i)-(xii), “Preserved Rights”). Any claims, rights, and causes of actions not specifically set forth in this paragraph 3 as Preserved Rights are forever released and waived pursuant to paragraph 2.
     4. Mutual Non-Disparagement. For two years after the Effective Date, Executive and the Company each agree that none of them will take unnecessary action that is intended, or would reasonably be expected, to harm any of the others’ reputations or that would reasonably be expected to lead to unwanted or unfavorable publicity to the others or to the Company’s respective successors, current or former agents, officers, service providers, or employees in a derogatory manner, except as required by law or in connection with proceedings relating to the terms of the Employment Agreement or the Indemnification Agreement. Nothing in this paragraph 4 shall preclude Executive or the Company from making non-defamatory statements regarding another party hereto. Provided, however, that the giving of truthful testimony under oath while subject to a lawful subpoena or court order shall not constitute a violation of this provision.
     5. Right to Consider and Revoke Agreement. The Company has advised Executive that he has 21 days in which to consider whether to sign this Release Agreement following its presentation to him by Company. The Company has further advised Executive that if he chooses to sign this Release Agreement, he then has 7 days following the date on which he signed the Release Agreement to revoke his acceptance. This Release Agreement will not be effective or binding until this 7-day period has elapsed without Executive choosing to revoke his acceptance.
     6. Effective Date and Revocation. This Release Agreement shall become effective no sooner than on the eighth day following the date on which Executive executes this Release Agreement (the “Effective Date”). It is understood that Executive may revoke his approval of this RELEASE within the seven-day period following the date on which he signs the Release Agreement. Any revocation during this period must be in writing and delivered to the attention of the General Counsel of the Company, at the following address: PRG-Schultz International, Inc., 600 Galleria Parkway, Suite 100, Atlanta, Georgia 30339. Any revocation must be delivered to and received by the General Counsel of the Company within the seven-day period. In the event of Executive’s revocation, this Release Agreement, and the obligations recited herein, including the payment specified above, shall be null and void in accordance with its terms.
     7. Executive Acknowledgment. Executive acknowledges that:
          (a) Executive has read and understands this Release Agreement and understands fully its final and binding effect;
          (b) None of the Released Parties has made any statements, promises or representations not set forth in this Release Agreement, and Executive has not relied on any such statements, promises or representations;
          (c) Executive has voluntarily signed this Release Agreement with the knowledge and understanding and full intention of releasing the Released Parties as set forth above; and
          (d) Executive acknowledges that the Company has advised him to consult with an attorney prior to signing this Release Agreement. Executive further acknowledges that he in fact has sought and obtained adequate legal counsel with regard to the terms and effect of this Release Agreement. Executive represents and warrants that he has signed this Agreement of his own free will and without coercion or duress.
     8. Succession and Survival. This Release Agreement is binding upon and shall inure to the benefits of the parties to this Release Agreement and their respective assigns, successors, heirs and personal representatives.
     9. Severability. Whenever possible, each provision of this Agreement is to be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, that invalidity, illegality or unenforceability is not to affect any other provision or any other jurisdiction, and this Agreement is to be reformed, construed and enforced in the jurisdiction as if the invalid, illegal or unenforceable provision had never been contained herein.
     10. Choice of Law. This Release Agreement is to be governed by the internal law, and not the laws of conflicts, of the State of Georgia.
     11. Complete Agreement. This Release Agreement embodies the complete agreement and understanding between the parties with respect to the subject matter hereof and effective as of its date supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, that may have related to the subject matter hereof in any way. However, all terms and conditions of the Indemnification Agreement and Section 7 of the Employment Agreement shall remain in full force and effect, in accordance with their terms. In the event a conflict arises between the terms of the Employment Agreement and/or the Indemnification Agreement and the terms hereof, the terms hereof shall control.
     12. Amendment and Waiver. The provisions of this Release Agreement may be amended or waived only in a writing signed by an authorized representative of Company and the Executive, and no course of conduct or failure or delay in enforcing the provisions of this Release Agreement is to affect the validity, binding effect or enforceability of this Release Agreement.

PRG-SCHULTZ INTERNATIONAL, INC.

By:	/s/ Victor A. Allums

Name: Victor A. Allums
Title: Sr. Vice President & General Counsel

Date:	December 1, 2008

/s/ James B. McCurry
James B. McCurry

Date:	December 1, 2008